News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES SECOND QUARTER 2012 RESULTS

WESTPORT, CT, July 25, 2012 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $83.6 million, or $0.75 per share for the second quarter of 2012, as compared to income from continuing operations of $0.9 million, or $0.01 per share for the second quarter of 2011. Excluding the impact of restructuring and other costs and the gain on the sale of Bucyrus International shares, income from continuing operations as adjusted in the second quarter of 2011 was $0.10 per share. The glossary at the end of this press release contains further details regarding these items. There were certain items in the second quarter of 2012 that, in the aggregate, did not have a significant impact on income from continuing operations.

Net sales were $2,011.5 million in the second quarter of 2012, an increase of 35.2% from $1,488.2 million in the second quarter of 2011. Excluding the impact of the acquisition of Demag Cranes AG, net sales increased approximately 11% from the comparable prior year period. Adjusting for the translation effect of foreign currency exchange rates, net sales increased approximately 40% from the comparable prior year period and 16% excluding the acquisition. Income from operations was $175.0 million in the second quarter of 2012, an improvement of $168.2 million when compared to income from operations of $6.8 million in the second quarter of 2011. Excluding the impact of restructuring and related items in the second quarter of 2011, income from operations as adjusted was approximately $43 million.

All results are for continuing operations, unless stated otherwise. Results for Demag Cranes AG are reported as the Material Handling & Port Solutions (MHPS) segment. All per share amounts are on a fully diluted basis.

“We had a strong second quarter”, commented Ron DeFeo Terex Chairman and CEO. “This year's focus has been to improve margins, generate cash and integrate Demag Cranes AG. We are on or ahead of expectations in these categories. Margin improvement resulted from better price realization and cost discipline. We generated free cash flow of approximately $155 million primarily from profit improvement. The integration team has identified and is beginning implementation of improvement opportunities and realizing synergies.

Mr. DeFeo continued, “We are pleased with how the Company performed this past quarter. Our historical businesses continued to grow with improved price realization and reduced expenses (both manufacturing and SG&A) due to actions taken in the prior year. Consequently, the overall operating margin increased significantly to 8.7%, and to 9.9% excluding the Demag Cranes AG acquisition. Our Aerial Work Platforms (AWP) and Cranes segments had strong performances and are well positioned for continued improvement in the second half of the year. The Construction segment returned to profitability for the first time since 2008 and Materials Processing continued their positive trend. Overall, we believe the strength in our AWP and Cranes segments, as well as in North America and select other markets like Australia, will offset the weakness we expect to experience in certain markets during the second half of the year.”

Mr. DeFeo added, “In evaluating the second half outlook, we are encouraged by the balance in our business and despite concerns in Europe and foreign currency headwinds we expect to achieve earnings for the full year of $1.95 to $2.05 per share (based on an average share count of approximately 114 million shares and excluding the impact of restructuring and unusual items) on sales of $7.5 to $7.8 billion. This outlook includes approximately $0.05 per share cost in the second half of 2012 for the guaranteed payment to the minority shareholders of Demag Cranes AG, pursuant to the Domination and Profit and Loss Transfer Agreement (DPLA).”

Second Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Terex Aerial Work Platforms: Net sales for the AWP segment for the second quarter of 2012 increased $120.0 million, or 24.7%, to $605.7 million versus the second quarter of 2011. The Company continued to see increased replacement-based demand in the North American rental channel for its aerial work platform products. The Australian market also continued to be a relatively strong contributor, due to natural resource based construction spending.

Income from operations in the second quarter of 2012 was $83.2 million, or 13.7% of net sales, as compared to income from operations of $27.4 million, or 5.6% of net sales, during the second quarter of 2011. Income from operations benefited primarily from improved price realization and greater manufacturing productivity due to higher volumes, partially offset by higher input costs.

Terex Construction: Net sales for the Construction segment for the second quarter of 2012 increased $29.1 million, or 8.1%, to $388.8 million versus the second quarter of 2011. Adjusting for the translation effect of foreign currency exchange rates, net sales increased approximately 14% from the comparable prior year period. Compact construction equipment as well as truck and component sales in developing markets, particularly Russia, China and Latin America were significant contributors to the year-over-year increase in sales. The Company continued to see weakness in demand for roadbuilding equipment.

Income from operations in the second quarter of 2012 was $9.6 million, or 2.5% of net sales, as compared to a loss from operations of $6.0 million, or 1.7% of net sales, during the second quarter of 2011. Operating results benefited from improved price realization as well as cost savings initiatives taken in 2011. These were partially offset by an unfavorable product mix.

Terex Cranes: Net sales for the Cranes segment for the second quarter of 2012 increased $20.1 million, or 4.3%, to $484.2 million versus the second quarter of 2011. Adjusting for the translation effect of foreign currency exchange rates, net sales increased approximately 12% from the comparable prior year period. Strong demand for rough terrain cranes and improving demand for all terrain cranes continued in North America, the Middle East and Latin America, as well as general strength in Australia.

Income from operations in the second quarter of 2012 was $43.5 million, or 9.0% of net sales, as compared with a loss from operations of $34.0 million, or 7.3% of net sales, during the second quarter of 2011. Operating results benefited from improved price realization and cost reduction actions implemented in the prior year. The 2011 results included charges of approximately $36 million in restructuring and related charges.

Effective July 1, 2012, the port equipment business currently reported as part of the Cranes segment will be consolidated within the MHPS segment. Excluding the port equipment business results, the operating margin for the Cranes segment would have been approximately 11% in the second quarter of 2012.

Terex Material Handling & Port Solutions: Net sales for the MHPS segment for the second quarter of 2012 were $361.0 million. Net sales are generally on track for port equipment and services, but are somewhat behind expectations in the industrial cranes business. Net sales generated by the segment's service component was particularly strong in North America.

Income from operations was $11.8 million in the second quarter of 2012. Operating results improved by $8.9 million compared to the first quarter of 2012 primarily due to product mix and reduced spending levels.

Terex Materials Processing: Net sales for the MP segment for the second quarter of 2012 increased $1.6 million, or 0.8%, to $190.3 million versus the second quarter of 2011. Adjusting for the translation effect of foreign currency exchange rates, net sales increased approximately 4% from the comparable prior year period. Continued strength in North America and Australia were the primary sales drivers, partially offset by softening demand in Western European markets, particularly for mobile crushing and screening equipment.

Income from operations in the second quarter of 2012 was $28.6 million, or 15.0% of net sales, compared to income from operations of $21.1 million, or 11.2% of net sales, during the second quarter of 2011. Operating performance improved primarily due to pricing, cost savings and the reimplementation of manufacturing at the Coalville location, allowing the business to release a restructuring reserve of $2.4 million.

Interest and Other income (expense): Net interest expense increased by approximately $20 million from the second quarter of 2011 due to the increase in debt mainly related to the acquisition of Demag Cranes AG. Other expense in the second quarter of 2012 was $3.6 million compared to other income in the prior year quarter of $34.6 million. The change was primarily driven by income in the prior year period of approximately $40 million from the sale of shares of Bucyrus International and an accrual in the second quarter of 2012 for the guaranteed payment to the minority shareholders of Demag Cranes AG pursuant to the DPLA, which payment is not tax deductible.

Taxes: The effective tax rate for the second quarter of 2012 was 35.4% as compared to an effective tax rate of 98.8% for the second quarter of 2011. The lower effective tax rate for the second quarter of 2012 was primarily attributable to losses that did not produce tax benefits having less of an impact in the current period than in the prior year period.

Capital Structure: The Company's liquidity at June 30, 2012 decreased by approximately $205 million compared to March 31, 2012 and totaled $1,283.1 million, which comprised cash balances of $841.5 million and borrowing availability under the Company's revolving credit facilities of approximately $442 million. The decrease primarily resulted from repayment and termination of Demag Cranes AG's credit facility following the effectiveness of the DPLA, partially offset by operational cash generation. As a result of the approval of the DPLA, Terex now has access to Demag Cranes AG's cash flows. Cash provided by operations in the second quarter of 2012 was approximately $97 million and approximately $18 million in the first half of 2012. For the comparable periods in 2011, cash used in operations was approximately $142 million and $219 million.

Return on Invested Capital (ROIC) was 7.9% for the trailing twelve months ended June 30, 2012, reflecting the improved income from operations during the trailing twelve month period partially offset by the increased average invested capital, primarily due to the acquisition of the Demag Cranes AG business. Debt, less cash and cash equivalents, decreased approximately $74 million in the second quarter of 2012, to $1,561.3 million, compared to the first quarter of 2012, due to positive cash flow generated.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 27.0% at June 30, 2012, as compared to 30.5% at March 31, 2012. This decrease was primarily due to accelerating throughput mainly in the Construction segment and overall increased net sales in the current quarter.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,076 million at June 30, 2012, an increase of approximately 18% from June 30, 2011 and a decrease of approximately 10% from March 31, 2012. Adjusting for the translation effect of foreign currency exchange rates, backlog increased approximately 23% compared to June 30, 2011 and decreased approximately 7% from March 31, 2012.

The primary driver of the year-over-year increase in backlog was the addition of the backlog related to the MHPS segment. Increased replacement of aging fleets drove an increase in AWP's backlog. This was offset by a decrease in Construction's backlog, primarily due to lower demand for trucks and material handlers globally as well as compact equipment in North America.

The principal driver of the sequential decrease in backlog was a decrease in AWP's backlog primarily resulting from the seasonal ordering patterns of AWP customers as customers tend to place orders for delivery in time for the busier warmer months in North America. In addition, Construction and MP segment backlog decreased primarily due to weakness in Western European demand and, as a result, the Company is planning to take steps to realign production to match current demand levels. These decreases were partially offset by an increase in Cranes backlog primarily due to continued strong demand for rough terrain cranes in North America, the Middle East and Latin America, as well as the return of demand for all-terrain and crawler products where the Company has largely firmed up production for these products through the back half of the year.

In MHPS, the port solutions business secured two large orders recently for major European port projects worth more than $200 million over the next several years. However, deliveries for these orders will take place beyond the standard 12 month backlog reporting period and therefore are not included in the reported figures.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a one-hour conference call to review the financial results on Thursday, July 26, 2012 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including the recent acquisition of Demag Cranes AG; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; we have suffered losses from operations in the past and may suffer further losses from operations; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934 until August 2012.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$2,011.5	$1,488.2	$3,830.9	$2,744.4
Cost of goods sold	(1,582.9)	(1,273.3)	(3,071.5)	(2,362.3)
Gross profit	428.6	214.9	759.4	382.1
Selling, general and administrative expenses	(253.6)	(208.1)	(520.6)	(384.6)
Income (loss) from operations	175.0	6.8	238.8	(2.5)
Other income (expense)
Interest income	2.5	3.0	5.1	5.1
Interest expense	(46.9)	(27.9)	(87.4)	(56.1)
Loss on early extinguishment of debt	(2.4)	—	(2.4)	(6.3)
Other income (expense) - net	(3.6)	34.6	0.9	86.5
Income (loss) from continuing operations before income taxes	124.6	16.5	155.0	26.7
(Provision for) benefit from income taxes	(44.1)	(16.3)	(52.9)	(22.3)
Income (loss) from continuing operations	80.5	0.2	102.1	4.4
Income (loss) from discontinued operations - net of tax	—	(0.6)	2.5	5.8
Gain (loss) on disposition of discontinued operations- net of tax	2.3	(0.8)	2.3	(0.5)
Net income (loss)	82.8	(1.2)	106.9	9.7
Net (income) loss attributable to noncontrolling interest	3.1	0.7	2.0	1.5
Net income (loss) attributable to Terex Corporation	$85.9	$(0.5)	$108.9	$11.2
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$83.6	$0.9	$104.1	$5.9
Income (loss) from discontinued operations - net of tax	—	(0.6)	2.5	5.8
Gain (loss) on disposition of discontinued operations - net of tax	2.3	(0.8)	2.3	(0.5)
Net income (loss) attributable to Terex Corporation	$85.9	$(0.5)	$108.9	$11.2
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.76	$0.01	$0.95	$0.05
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	0.02	(0.01)	0.02	—
Net income (loss) attributable to Terex Corporation	$0.78	$—	$0.99	$0.10
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.75	$0.01	$0.94	$0.05
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	0.02	(0.01)	0.02	—
Net income (loss) attributable to Terex Corporation	$0.77	$—	$0.98	$0.10
Weighted average number of shares outstanding in per share calculation
Basic	110.4	109.5	110.2	109.4
Diluted	111.4	114.8	111.5	115.0

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$841.5	$774.1
Trade receivables (net of allowance of $35.9 and $42.5 at June 30, 2012 and December 31, 2011, respectively)	1,266.7	1,178.1
Inventories	1,734.8	1,758.1
Deferred taxes	103.0	121.5
Other current assets	222.2	221.4
Total current assets	4,168.2	4,053.2
Non-current assets
Property, plant and equipment - net	801.7	835.5
Goodwill	1,208.9	1,232.9
Intangible assets - net	480.7	519.5
Deferred taxes	67.4	69.0
Other assets	360.6	353.3
Total assets	$7,087.5	$7,063.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$60.5	$77.0
Trade accounts payable	829.8	764.6
Accrued compensation and benefits	220.9	222.3
Accrued warranties and product liability	102.7	111.0
Customer advances	222.9	223.2
Income taxes payable	71.0	185.2
Other current liabilities	290.4	307.6
Total current liabilities	1,798.2	1,890.9
Non-current liabilities
Long-term debt, less current portion	2,342.3	2,223.4
Retirement plans	329.8	344.6
Other non-current liabilities	376.1	416.1
Total liabilities	4,846.4	4,875.0

Commitments and contingencies
Redeemable noncontrolling interest	229.5	—
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 122.7 and 121.9 shares at June 30, 2012 and December 31, 2011, respectively	1.2	1.2
Additional paid-in capital	1,266.1	1,271.8
Retained earnings	1,472.1	1,361.9
Accumulated other comprehensive (loss) income	(152.1)	(125.5)
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at June 30, 2012 and December 31, 2011, respectively	(597.7)	(599.1)
Total Terex Corporation stockholders' equity	1,989.6	1,910.3
Noncontrolling interest	22.0	278.1
Total stockholders' equity	2,011.6	2,188.4
Total liabilities and stockholders' equity	$7,087.5	$7,063.4

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Six Months Ended June 30,
	2012	2011
Operating Activities of Continuing Operations
Net income	$106.9	$9.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Discontinued operations	(4.8)	(5.3)
Depreciation and amortization	76.6	53.1
Deferred taxes	15.0	(5.2)
Gain on sale of assets	(9.5)	(92.2)
Stock-based compensation expense	15.5	13.7
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(87.9)	(132.2)
Inventories	(83.6)	(212.4)
Trade accounts payable	91.6	55.6
Other, net	(102.0)	96.3
Net cash provided by (used in) operating activities of continuing operations	17.8	(218.9)
Investing Activities of Continuing Operations
Capital expenditures	(35.3)	(32.8)
Purchase of marketable securities	—	(11.5)
Other investments	(14.1)	—
Proceeds from sale of assets	13.6	294.6
Other investing activities, net	(5.2)	(3.7)
Net cash (used in) provided by investing activities of continuing operations	(41.0)	246.6
Financing Activities of Continuing Operations
Principal repayments of debt	(212.3)	(376.5)
Proceeds from issuance of debt	321.1	100.8
Payment of debt issuance costs	(5.3)	(0.6)
Distributions to noncontrolling interest	(4.9)	—
Other financing activities, net	2.3	4.7
Net cash provided by (used in) financing activities of continuing operations	100.9	(271.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10.3)	51.7
Net Increase (Decrease) in Cash and Cash Equivalents	67.4	(192.2)
Cash and Cash Equivalents at Beginning of Period	774.1	894.2
Cash and Cash Equivalents at End of Period	$841.5	$702.0

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Second Quarter				Year-to-Date
	2012		2011		2012		2011
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$2,011.5		$1,488.2		$3,830.9		$2,744.4
Gross profit	428.6	21.3%	214.9	14.4%	759.4	19.8%	382.1	13.9%
SG&A	253.6	12.6%	208.1	14.0%	520.6	13.6%	384.6	14.0%
Income (loss) from operations	$175.0	8.7%	$6.8	0.5%	$238.8	6.2%	$(2.5)	(0.1)%

AWP
Net sales	$605.7		$485.7		$1,119.1		$863.9
Gross profit	136.5	22.5%	74.7	15.4%	229.2	20.5%	124.5	14.4%
SG&A	53.3	8.8%	47.3	9.7%	103.4	9.2%	91.4	10.6%
Income from operations	$83.2	13.7%	$27.4	5.6%	$125.8	11.2%	$33.1	3.8%

Construction
Net sales	$388.8		$359.7		$751.9		$701.2
Gross profit	48.7	12.5%	44.4	12.3%	85.6	11.4%	82.7	11.8%
SG&A	39.1	10.1%	50.4	14.0%	76.0	10.1%	91.9	13.1%
Income (loss) from operations	$9.6	2.5%	$(6.0)	(1.7)%	$9.6	1.3%	$(9.2)	(1.3)%

Cranes
Net sales	$484.2		$464.1		$903.6		$862.4
Gross profit	95.6	19.7%	50.4	10.9%	164.4	18.2%	90.9	10.5%
SG&A	52.1	10.8%	84.4	18.2%	113.6	12.6%	147.4	17.1%
Income (loss) from operations	$43.5	9.0%	$(34.0)	(7.3)%	$50.8	5.6%	$(56.5)	(6.6)%

MHPS
Net sales	$361.0		$—		$728.5		$—
Gross profit	94.1	26.1%	—	—	186.7	25.6%	—	—
SG&A	82.3	22.8%	—	—	172.0	23.6%	—	—
Income from operations	$11.8	3.3%	$—	—	$14.7	2.0%	$—	—

MP
Net sales	$190.3		$188.7		$359.5		$340.9
Gross profit	45.9	24.1%	40.8	21.6%	81.0	22.5%	73.6	21.6%
SG&A	17.3	9.1%	19.7	10.4%	37.1	10.3%	40.2	11.8%
Income from operations	$28.6	15.0%	$21.1	11.2%	$43.9	12.2%	$33.4	9.8%

Corporate/Eliminations
Net sales	$(18.5)		$(10.0)		$(31.7)		$(24.0)
Gross profit	7.8	(42.2)%	4.6	(46.0)%	12.5	(39.4)%	10.4	(43.3)%
SG&A	9.5	(51.4)%	6.3	(63.0)%	18.5	(58.4)%	13.7	(57.1)%
Loss from operations	$(1.7)	9.2%	$(1.7)	17.0%	$(6.0)	18.9%	$(3.3)	13.8%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Second Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS
Gain on sale of BUCY shares	$40.0	35.7%	$25.7	$0.22
Demag Cranes AG charges	$(2.7)	*	$(2.5)	$(0.02)
Restructuring and other charges	$(36.4)	*	$(33.2)	$(0.29)

* Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Jun 30, 2012	Jun 30, 2011	% change	% change (excluding FX)	Mar 31, 2012	% change	% change (excluding FX)
Consolidated Backlog	$2,075.7	$1,760.5	18%	23%	$2,301.3	(10)%	(7)%
AWP	$511.4	$447.8	14%	16%	$673.6	(24)%	(23)%
Construction	$179.5	$301.1	(40)%	(36)%	$266.4	(33)%	(30)%
Cranes	$840.8	$918.0	(8)%	(1)%	$764.9	10%	13%
MHPS	$459.2	$—	—	—	$492.0	(7)%	(2)%
MP	$84.8	$93.6	(9)%	(7)%	$104.4	(19)%	(18)%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	June 30, 2012	March 31, 2012
Trade Accounts Payable	$829.8	$818.9
Cost of goods sold for the three months ended	1,582.9	1,488.6
	x 4	x 4
Annualized cost of goods sold	$6,331.6	$5,954.4

Quotient	0.1311	0.1375
	X 365 days	X 365 days
Days Payable Outstanding	48 days	50 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	June 30, 2012	March 31, 2012
Trade Receivables	$1,266.7	$1,210.0
Net sales for the three months ended	2,011.5	1,819.4
	x 4	x 4
Annualized net sales	$8,046.0	$7,277.6

Quotient	0.1574	0.1663
	x 365 days	x 365 days
Days Sales Outstanding	57 days	61 days

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

June 30, 2012
Long term debt, less current portion	$2,342.3
Notes payable and current portion of long-term debt	60.5
Debt	$2,402.8

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Income (loss) from operations	$175.0	$6.8	$238.8	$(2.5)
Depreciation	24.5	20.6	49.9	40.7
Amortization	13.3	6.3	26.7	12.4
Bank fee amortization not included in Income (loss) from operations	(2.6)	(1.6)	(5.0)	(3.2)
EBITDA	$210.2	$32.1	$310.4	$47.4

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, certain impairments and write-downs, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended Jun 30, 2012
Income from operations	$175.0
Depreciation and amortization	37.8
Proceeds from sale of assets	10.8
Changes in working capital	(65.0)
Customer advances	12.1
Rental/demo equipment	(0.1)
Capital expenditures	(15.7)
Free cash flow	$154.9

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

	Three months ended Jun 30,
	2012	2011
Income (loss) from operations as reported	$175.0	$6.8

Prior Acquisition Settlements	—	(0.7)
Restructuring and related items	—	36.4

Income (loss) from operations as adjusted	$175.0	$42.5

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	June 30, 2012	March 31, 2012
Inventory	$1,734.8	$1,827.0
Cost of goods sold for the three months ended	1,582.9	1,488.6
	x 4	x 4
Annualized cost of sales	$6,331.6	$5,954.4

	365 days/	365 days/
Inventory turns	3.65 x	3.26 x
Days Inventory	100 days	112 days

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation Stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities and specifically the shares of Bucyrus (“BUCY shares”), held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation Stockholders' equity is adjusted to include redeemable noncontrolling interest as this item is deemed to be temporary equity and therefore the Company believes it should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Jun '12	Mar '12	Dec '11	Sept '11	Jun '11
Provision for (benefit from) income taxes as adjusted	$44.1	$8.8	$(6.1)	$7.0
Divided by: Income (loss) before income taxes as adjusted	124.6	30.4	(9.5)	(8.9)
Effective tax rate as adjusted	35.4%	28.9%	64.2%	(78.7)%

Income (loss) income from operations as adjusted	$175.5	$64.2	$30.7	$53.1
Multiplied by: 1 minus Effective tax rate as adjusted	64.6%	71.1%	35.8%	178.7%
Adjusted net operating income (loss) after tax	$113.4	$45.6	$11.0	$94.9

Debt (as defined above)	$2,402.8	$2,608.5	$2,300.4	$2,316.6	$1,426.5
Less: Cash and cash equivalents	(841.5)	(973.2)	(774.1)	(684.9)	(702.0)
Debt less Cash and cash equivalents	$1,561.3	$1,635.3	$1,526.3	$1,631.7	$724.5

Total Terex Corporation stockholders' equity as adjusted	$2,089.2	$1,881.0	$1,781.5	$1,854.4	$1,999.3

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$3,650.5	$3,516.3	$3,307.8	$3,486.1	$2,723.8

June 30, 2012 ROIC	7.9%
Adjusted net operating income (loss) after tax (last 4 quarters)	$264.9
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$3,336.9

Reconciliation of Loss before income taxes:	Three months ended 6/30/12	Three months ended 3/31/12	Three months ended 12/31/11	Three months ended 9/30/11
Income (loss) from continuing operations before income taxes	$124.6	$30.4	$(9.5)	$67.3
Less: Gain realized on sale of BUCY shares	—	—	—	(76.2)
Income (loss) before income taxes as adjusted	$124.6	$30.4	$(9.5)	$(8.9)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$175.0	$63.8	$31.1	$52.6
Income (loss) from operations for TFS	0.5	0.4	(0.4)	0.5
Income (loss) from operations as adjusted	$175.5	$64.2	$30.7	$53.1

Reconciliation of Provision for (Benefit from) income taxes:
Provision for (benefit from) income taxes as reported	$44.1	$8.8	$(6.1)	$34.2
Provision for income taxes on realized gain for sale of BUCY shares	—	—	—	(27.2)
Provision for (benefit from) income taxes as adjusted	$44.1	$8.8	$(6.1)	$7.0

Reconciliation of Terex Corporation stockholders' equity:	As of 6/30/12	As of 3/31/12	As of 12/31/11	As of 9/30/11	As of 6/30/11
Terex Corporation stockholders' equity as reported	$1,989.6	$1,996.7	$1,906.4	$1,991.7	$2,178.2
TFS assets	(129.9)	(115.7)	(124.6)	(138.0)	(127.5)
Redeemable noncontrolling interest	229.5	—	—	—	—
Deferred (gain) loss on marketable securities	—	—	(0.3)	0.7	(51.4)
Terex Corporation stockholders' equity as adjusted	$2,089.2	$1,881.0	$1,781.5	$1,854.4	$1,999.3

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of June 30, 2012 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,989.6
Debt (as defined above)	2,402.8
Less: Cash and cash equivalents	(841.5)
Total Capitalization	$3,550.9

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Second Quarter 2012 Net Sales		$2,011.5
	x	4
Trailing Three Month Annualized Net Sales		$8,046.0

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of June 30 2012, working capital was:

Inventories	$1,734.8
Trade Receivables	1,266.7
Less: Trade Accounts Payable	(829.8)
Total Working Capital	$2,171.7

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com